Exhibit (a)(1)(E)
Stock Option Exchange Program Informational Presentation Option Exchange Program Timeline Begins: 12:01 a.m. Pacific, Friday, May 1, 2009 Ends: 5:00 p.m. Pacific, Friday, May 29, 2009, unless extended This informational presentation is only a summary of the Stock Option Exchange Program. For additional detail, please review the documents included in your Exchange Offer packet that was mailed to eligible partners on May 1, 2009.
Speaker Notes
Greetings Partners! Thank you for joining us today. We are very excited to talk to you about the Stock Option Exchange Program. The Exchange Program opened to all eligible partners on Friday, May 1, 2009 and will close on Friday, May 29, 2009. The purpose of this presentation is to provide an overview of how this program works and give you an additional resource to help you make a decision about whether to participate in this voluntary, one-time opportunity.
Please note that this informational presentation is only a summary of the Stock Option Exchange Program. For additional detail, please review the documents included in your Exchange Offer packet that was mailed to eligible partners on May 1, 2009.
{For in-person markets: At the end of this presentation, we will have time to answer any questions you may have.}

Stock Option Exchange Program Presentation Objective The objective of this presentation is to communicate the key components of the Stock Option Exchange Program Stock Option Overview Purpose of the Exchange Program Key Terms How the Exchange Program Works Hypothetical Stock Option Gains Certain Terms and Conditions of the New Stock Option Grants How to Participate Taxation Steps to Prepare Timeline Available Resources
Speaker Notes
The objective of this presentation is to communicate the key components of the Stock Option Exchange Program.
Today we will cover....
•	A Stock Option Overview

•	The Purpose of the Exchange Program

•	Definitions of Key Terms

•	How the Exchange Program Works

•	Hypothetical Stock Option Gains (including walking through some examples)

•	Certain Terms and Conditions of the New Stock Option Grants

•	How to Participate

•	Taxation (considerations based on where you live and work)

•	Steps to Prepare

•	The Overall Timeline for the Exchange Program, and

•	Available Resources

Stock Option Overview Philosophy and History Broad-based stock options, like Bean Stock, are a key component of our incentive and retention programs We believe stock options encourage our partners to act like owners of the business by: Motivating our partners to work towards our success Rewarding our partners' contributions by allowing them to benefit from increases in our stock price Bean Stock began in 1991, when 700 partners received the first stock option grant. Last year, approximately 96,000 partners in 15 countries received a Bean Stock grant
Speaker Notes
At Starbucks, we believe that an effective and competitive partner incentive program is critical for the success of our business. Our stock based incentive programs are an important component of our retention programs.
We believe stock options encourage our partners to act like owners of the business by:
– Motivating our partners to work towards our success
– Rewarding our partners’ contributions by allowing them to benefit from increases in our stock price
Bean Stock began in 1991, when 700 partners received the first stock option grant. Last November approximately 96,000 partners in 15 countries below director level, including eligible part-time partners, received a stock option grant.

Underwater Annual Stock Awards Underwater Annual Stock Awards Grant Date Original Exercise Price 11/19/07 $22.87 11/16/04 $27.32 11/16/05 $30.42 11/20/06 $36.75 Starbucks Average Stock Price from April 1 - 28, 2009 = $12.07 Stock Option Overview Underwater Stock Options The decline in Starbucks stock price has left approximately four years of stock options underwater. These underwater stock options provide less motivation and opportunity for rewards than was originally intended
Speaker Notes
Due to the significant decline of our stock price during the last few years, many of our partners now hold stock option grants with exercise prices significantly above the current market price of Starbucks stock. These stock option grants are referred to as underwater stock options. As a result, for many partners, these stock options are ineffective at providing the incentives and retention value that we believe are necessary to motivate and retain our partners.

Purpose of the Exchange Program The Exchange Program is a voluntary, one-time opportunity for eligible partners to surrender eligible outstanding underwater stock options in exchange for a lesser amount of new stock options with a lower exercise price The purpose of the Exchange Program is to provide partners who hold eligible underwater stock options motivation to work towards our success and reward our partners' contributions by allowing them to benefit from increases in our stock price
Speaker Notes
The Exchange Program is a voluntary, one-time opportunity for eligible partners to surrender eligible outstanding underwater stock options in exchange for a lesser amount of new stock options with a lower exercise price.
The purpose of the Exchange Program is to provide partners who hold eligible underwater stock options motivation to work towards our success and rewarding our partners’ contributions by allowing them to benefit from increases in our stock price.

Key Terms Stock Options: the right to buy shares of Starbucks stock at a set price (also known as the exercise price) for a specified period of time Eligible Stock Options: those outstanding stock options granted between April 15, 2004 and December 1, 2007. Also referred to as "Original Stock Options" Underwater: when the exercise price of the eligible stock option is higher than the current market price of Starbucks stock Example: a stock option grant on 11/20/06 has an exercise price of $36.75 because that was the closing price of Starbucks stock on that date. Starbucks stock is currently trading well below this price; therefore this stock option grant is considered "underwater" Surrender: means to give something up. If you choose to participate in this program, you will be giving up your right to the eligible stock option grant Exchange: to surrender eligible stock options and receive a lesser number of new stock options with a lower exercise price under this offer
Speaker Notes
Before we go any further, let’s spend a few minutes going over some key terms that are important for understanding how the Exchange Program works.
First, the term Stock Options refers to your right to buy shares of Starbucks stock at a set price (also known as the exercise price) for a specified period of time.
Eligible Stock Options— those outstanding stock options granted between April 15, 2004 and December 1, 2007. Also referred to as “Original Stock Options.”
Underwater— means that the exercise price of the eligible stock option is higher than the current market price of Starbucks stock.
– For example, if you received a stock option grant on November 20, 2006, your exercise price is $36.75, which was the closing price of Starbucks stock on that date. Starbucks is currently trading well below $36.75, therefore this stock option grant is considered “underwater”.
Surrender— means to give something up. If you choose to participate in this program, you will be giving up your rights under the eligible stock option grant that you surrender.
Exchange— is to surrender eligible stock options and receive a lesser number of new stock options at a lower exercise price.

Key Terms (continued) New Stock Options: refers to new stock options that participating partners will receive upon "surrendering" their eligible outstanding stock option grant Exercise Price: the price at which Starbucks stock can be purchased by exercising a stock option; the exercise price is fixed when the stock option is granted and is always the closing price of Starbucks stock on the grant date Cross-Over Stock Price: for a particular outstanding stock option grant that is eligible to be exchanged, is the price of Starbucks stock at which potential gains from the eligible outstanding grant and the new stock option grant are approximately equal Outstanding: previously granted stock options that have not been fully exercised or cancelled Vesting: the time period that passes which gives you the right to exercise your stock option over a period of time; when a portion of your stock option has vested, you may exercise the vested portion for actual shares of Starbucks stock Exercising: to purchase the underlying shares of stock at the exercise price, regardless of the current market price
Speaker Notes
New Stock Options— refers to new stock options that participating partners will receive upon “surrendering” their eligible outstanding stock option grant.
Exercise Price— refers to the price at which Starbucks stock can be purchased by exercising a stock option. The exercise price is fixed when the stock option is granted and is always the closing price of Starbucks stock on the grant date.
Cross-Over Stock Price— is a new term that you most likely have not heard before. Cross-over stock price, for a particular outstanding stock option grant that is eligible to be exchanged, is the price of Starbucks stock at which potential gains from the eligible outstanding grant and the new stock option grant are approximately equal.
The stock options that are eligible for this program must be outstanding. An outstanding stock option is an option that has not been fully exercised or cancelled and is still held in your name. If you have partially exercised a portion of an eligible grant the remaining outstanding stock options are eligible for the Exchange Program.
Vesting— is the time period that passes which gives you the right to exercise your stock option over a period of time. When a portion of your stock option has vested, you may “exercise” that portion for actual shares of Starbucks stock.
Exercising— is to purchase the underlying shares of stock at the exercise price, regardless of the current market price. This also includes a “cashless exercise,” which many partners do, where the shares of stock acquired on exercise of a stock option are immediately sold allowing the partner to “cash out” their options.
Now let’s walk through how the Exchange Program works.

How the Exchange Program Works Partner Eligibility You are an eligible partner if you are: A U.S. or international partner that is eligible under the 2005 Long-Term Equity Incentive Plan and who holds eligible stock options Employed on the date the Exchange Program began (May 1, 2009) and remain employed through the date the new stock options are granted (expected to be June 1, 2009) Members of Howard's senior leadership team and members of the board of directors are excluded from participating Partners on an approved leave of absence are permitted to participate as long as all eligibility requirements are met
Speaker Notes
The Stock Option Exchange Program is being offered to U.S. and international partners who hold eligible stock options.
A partner holding eligible stock options, must be employed on May 1, 2009, the date the Stock Option Exchange Program began, and must remain employed through the date the new stock options are granted which is expected to be June 1, 2009. Partners also must be eligible to participate in the 2005 equity plan.
Members of Howard’s senior leadership team (or Howard’s direct reports) and members of the board of directors are not eligible to participate in this program.
If you are a partner who is on an approved leave of absence and otherwise meet the eligibility requirements, you are eligible to participate.

How the Exchange Works Eligible Stock Options Must be an outstanding stock option grant with an exercise price greater than $19.00; and Granted between April 15, 2004 and December 1, 2007. This includes four out of the last five annual grants: November 19, 2007 November 20, 2006 November 16, 2005 November 16, 2004
Speaker Notes
To be eligible for exchange, the stock option must have an exercise price greater than $19.00 per share, which is the approximate 52-week high trading price of our common stock as reported on NASDAQ™.
The stock option must also have been granted between April 15, 2004 and December 1, 2007. April 15, 2004 is the first date that the exercise price of a grant exceeded $19.00.
Four out of the last five annual stock option grants were made between April 15, 2004 and December 1, 2007 and are eligible for the Exchange Program.
Additionally, new hire and promotional grants within this timeframe are also eligible.

How the Exchange Program Works Exchange Ratios If the Per Share Exercise Price is.... .... the Exchange Ratio is* $19.01 to $24.99 2.01 to 1 $25.00 to $29.99 3.19 to 1 $30.00 to $34.99 3.54 to 1 $35.00 and Up 4.44 to 1 If you choose to participate in the Exchange Program, the number of new stock options you will receive depends on three factors: 1) the exercise price of the stock options surrendered, 2) the exchange ratio, and 3) the number of eligible stock options surrendered * Number of Eligible Stock Options required for one New Stock Option
Speaker Notes
If you choose to participate in the Exchange Program, the number of new stock options you will receive depends on three factors:
1)	the exercise price of the stock options surrendered,

2)	the exchange ratio, and

3)	the number of eligible stock options surrendered
The exchange ratios were set using a standard stock option valuation model so that the value of surrendered stock options is approximately equal to the value of new stock options.
This chart shows, at various exercise prices, the number of required eligible stock options that must be surrendered to receive one new stock option with a lower exercise price.
Let’s walk through the first row of the chart. Eligible stock option grants with an exercise price of $19.01 up through $24.99 have an exchange ratio of 2.01 to 1. This means that for every 2.01 options surrendered you will receive 1 new option with a lower exercise price.
Please take a moment and review the other exchange ratios and corresponding exercise prices. {Facilitator pause and let partners review chart.}
Now let’s review an example of what an eligible stock option might look like if it were exchanged.

How the Exchange Program Works Example - Joe Espresso The example below illustrates the exchange of one of Joe's stock option grants Joe's New Stock Option Grant of 40 shares will have a new grant date (expected to be June 1, 2009) and a lower exercise price Grant Date Eligible Stock Option Grant Exercise Price Exchange Ratio New Stock Option Grant* 11/19/07 80 stock options $22.87 2.01-to-1 40 stock options (80 divided by 2.01) *Note: new stock options will be rounded to the nearest whole shares
Speaker Notes
Let’s assume that Joe Espresso has 80 stock options with an exercise price of $22.87 from his November 19, 2007 grant. If Joe elects to participate in the Exchange Program, he would exchange his 80 eligible stock options with a 2.01-to-1 exchange ratio. Assuming Joe remains employed through the new stock option grant date, he will receive a new stock option Grant of 40 stock options.
This is calculated by taking the eligible 80 options and dividing by the exchange ratio of 2.01 which equals 39.8. The new stock options are rounded to the nearest whole share which is 40 in this example. This new stock option grant will also have a new exercise price which will be the closing price of Starbucks stock on the day the new grants are awarded, expected to be June 1, 2009.
Let’s now look at all of Joe’s eligible grants.

How the Exchange Program Works Example - Joe Espresso (continued) The example below shows how the exchange ratios would be applied to all of Joe's stock option grants Grant Date Eligible Stock Option Grant Exercise Price Exchange Ratio New Stock Option Grant* 11/19/07 80 stock options $22.87 2.01-to-1 40 stock options (80 divided by 2.01) 11/16/04 50 stock options $27.32 3.19-to-1 16 stock options (50 divided by 3.19) 11/16/05 60 stock options $30.42 3.54-to-1 17 stock options (60 divided by 3.54) 11/20/06 66 stock options $36.75 4.44-to-1 15 stock options (66 divided by 4.44) Total Options Exchanged: 256 Total Options Exchanged: 256 Total New Stock Options: 88 Total New Stock Options: 88 *Note: new stock options will be rounded to the nearest whole share
Speaker Notes
This example shows how the exchange ratios would be applied to Joe’s other eligible stock option grants.
So for example, as the chart shows the 2004 stock option grant of 50 stock options would result in 16 new stock options. Please take a moment to review the rest of the chart. {Facilitator pause and let partners review chart.}
As you can see, if Joe decides to exchange all four of his eligible stock option grants, totaling 256 stock options, he would receive four new stock option grants for a total of 88 new stock options, all with a lower exercise price. The new exercise price will be the closing stock price on the new stock option grant date, expected to be June 1, 2009.
Now let’s walk through an example so you can see how the exchange ratios and potential future Starbucks stock prices work together to determine potential future overall gains.

Hypothetical Stock Option Gains Example - Joe Espresso (continued) The examples of hypothetical gains on the next few slides are subject to the following assumptions and qualifications: The new stock option exercise price will be $14.00 per share* All new stock options and eligible stock options surrendered for exchange are fully vested and outstanding The example utilizes the exchange ratios that have been set for the Exchange Program *Assumed solely for the purposes of the hypothetical example. Starbucks cannot and does not predict the future market price of its stock, and the examples do not constitute a prediction of future stock price
Speaker Notes
The examples of hypothetical gains on the next few slides are subject to the following assumptions and qualifications:
• The new stock option exercise price will be $14.00 per share. This assumption is solely for the purposes of the hypothetical example. Starbucks cannot and does not predict the future market price of its stock, and the examples do not constitute a prediction of future stock price.
• All new stock options and eligible stock options surrendered for exchange are fully vested and outstanding.
• The example utilizes the exchange ratios that have been set for the Exchange Program.

Hypothetical Stock Option Gains Approximate Cross-Over Stock Prices The chart below illustrates approximate Cross-Over Stock Prices for the four annual stock option grants that are eligible for exchange, assuming a $14 exercise price for new stock options and applying the exchange ratios under the Exchange Program Original Grant Date Original Exercise Price Cross-Over Stock Price 11/19/07 $22.87 $31.65 11/16/04 $27.32 $33.40 11/16/05 $30.42 $36.88 11/20/06 $36.75 $43.36 Subject to the assumptions and qualifications on Slide 13, Starbucks stock price would have to reach $31.65 or greater in order for any of the original annual awards to provide higher potential gains
Speaker Notes
Before we get into the example let’s take a moment and review one of our new terms, cross-over stock price. Cross-over stock price for a particular stock option grant is the price of Starbucks stock at which potential gains from the original and new stock option grant are approximately equal.
The chart illustrates approximate cross-over stock prices for the four annual stock option grants that are eligible for exchange, assuming a $14.00 exercise price for the new stock options and applying the exchange ratios under the exchange offer.
So as you can see, if we assume a new stock option exercise price of $14.00 per share, Starbucks stock price would need to reach $31.65 or greater in order for any of the original annual awards to provide higher potential gains for the partner versus the new stock option grant under the Exchange Program.
Please take a moment and review the rest of the chart.
{Facilitator pause and let partners review the slide.}
Now let’s continue our Joe Espresso example.

Hypothetical Stock Option Gains Example - Joe Espresso (continued) In this example, the "Cross-Over Stock Price" - or the point at which hypothetical future gains under the original stock options surrendered for exchange and the new stock options is approximately equal - is $31.65 $31.65 $31.65 Note: The example above shows the risk that new stock options ultimately may have less value than original stock options, depending on the future market price of Starbucks stock
Speaker Notes
In this example, the “cross-over stock price” – or the point at which hypothetical future gains under the original stock options surrendered for exchange and the new stock options is approximately equal — is $31.65.
Let’s review the graph in detail. First, notice that the vertical axis is representing Joe’s potential after-tax gains, between zero and $1000, from exercising either his original or new stock option grant. The horizontal line represents various Starbucks stock prices in the future, in this example between $25.00 and $40.00. Now let’s follow the new stock option grant line which is represented in green and shows that potential gains at those prices range from $296.34 to $700.44. Next, let’s follow the original stock option grant line which is represented in blue and shows that potential gains at those prices range from $114.76 to $922.96. In this hypothetical example, at stock prices below $31.65 Joe has the potential for higher gains from his new stock option (where the green line is above the blue line). At stock prices greater than $31.65 Joe has the potential for higher gains from his original stock option (where the blue line is above the green line).
{Pause.}
Now that we understand how the cross-over stock price works a bit better, let’s compare Joe’s original and new stock option grants in more detail.

Hypothetical Stock Option Gains Example - Joe Espresso (continued) New Stock Option Grant: assumed exercise price of $14.00 Hypothetical Stock Price: Nov. 19, 2011 = $25.00 Based on the above assumptions, Joe would receive $181.58 more in after tax gains if he participated in the exchange ($296.34 - $114.76 = $181.58) Original Stock Option Grant November 19, 2007 New Stock Option Grant June 1, 2009 Assumed Stock Price (on November 19, 2011) $25 $25 Hypothetical Gain 80 x ($25- $22.87) = $170.40 40 x ($25 - $14.00) = $440.00 Tax Withholding* $170.40 x .3265 = $55.64 $440 x .3265 = $143.66 After Tax Gain to Partner $170.40 - $55.64 = $114.76 $440 - $143.66 = $296.34 *Note: The example above shows Tax Withholding at the U.S. supplemental income rate of 32.65% which includes 25% Federal, 6.2% FICA, 1.45% Medicare. For specific information regarding your personal tax situation, you would need to consult a tax advisor
Speaker Notes
As you recall in the exchange ratio example, if Joe decides to exchange his November 19, 2007 grant he will be surrendering 80 stock options with an exercise price of $22.87 in exchange for 40 new stock options at a lower exercise price.
We need to make a few assumptions to walk through the example:
• First, let’s assume that the exercise price of the new stock option grant is $14.00 per share.
• Next let’s assume that by November 19, 2011, Starbucks stock price has risen to $25.00 per share, which is lower than the cross-over stock price of $31.65 applicable to the November 19, 2007 grants.
• Finally, let’s assume that both the original and new stock option grants are fully vested and outstanding on November 19, 2011.
Based on these assumptions we can compare what the after tax gain would be if Joe held onto his original stock option grant to the after tax gain of the new stock option grant with a lower exercise price.
First we take the assumed future stock price of $25.00 and subtract the exercise price of $22.87 and then multiply the result by 80 shares to determine the pre-tax gain which is = $170.40. {($25– $22.87) X 80}
In this example, we are assuming that Joe is taxable at the time of exercise and for illustration purposes we are showing the tax withholding at the U.S. supplemental income rate of 32.65%. This means Joe’s estimated tax withholding is $55.64.
Finally we subtract the tax withholding from the gain and determine that Joe would receive $114.76 if he did not participate in the program. {( $170.40 - $55.64 = 114.76}
Let’s now walk through the same steps for the new stock option grant. Remember here we’ve assumed an exercise price of $14.00 per share. While Joe would have fewer shares with the new grant it is also at a lower exercise price. The result is a higher pre tax gain of $440. Next we subtract the tax withholdings and determine Joe’s after tax gain from exercising his new stock options is $296.34.
In this example, comparing the new grant to the original grant, Joe would receive $181.58 more in after tax gains if he participated in the exchange. {($296.34 – $114.76 = $181.58)}
{Pause.}
Now let’s walk through the example and assume a stock price that is greater than the cross-over stock price.

Hypothetical Stock Options Gains Example - Joe Espresso (continued) New Stock Option Grant: assumed exercise price of $14.00 Hypothetical Stock Price: November 19, 2011 = $40.00 Date Original Stock Option Grant 11/19/07 New Stock Option Grant 06/01/09 Assumed Stock Price (on 11/19/11) $40 $40 Hypothetical Gain 80 x ($40- $22.87) = $1,370.40 40 x ($40 - $14.00) = $1,040 Tax Withholding* $1,370.40 x .3265 = $447.44 $1,040 x .3265 = $339.56 After Tax Gain to Partner $1,370.40 - $447.44 = $922.96 $1,040 - $339.56 = $700.44 *Note: The example above shows Tax Withholding at the U.S. supplemental income rate of 32.65% which includes 25% Federal, 6.2% FICA, 1.45% Medicare. For specific information regarding your personal tax situation, you would need to consult a tax advisor Based on the above assumptions, Joe would receive $222.52 more in value if he did not participate in the Exchange Program ($922.96 - $700.44 = $222.52)
Speaker Notes
We will keep our original assumptions that the exercise price of the new stock option grant is $14.00 per share and both the original and new stock option grants are fully vested and outstanding.
Next let’s make some new assumptions that by November 19, 2011, Starbucks stock price has risen to $40.00 per share, which is higher than the cross-over stock price of $31.65 applicable to the November 19, 2007 grant.
Please take a moment and review the chart which uses the same calculations as our prior example but with a $40 stock price instead of $25.
{Pause.}
If Joe holds onto his original stock option grant his after tax gain would be $922.96 as compared to after tax gain of $700.44 for the new stock option grant. At a stock price of $40.00 per share, Joe would receive $222.52 more in value if he did not participate in the Exchange Program.
Now let’s review what the cross-over stock prices are for the other annual stock option grants using the same assumptions.

Hypothetical Stock Option Gains Approximate Cross-Over Stock Prices The chart below illustrates approximate Cross-Over Stock Prices for the four annual stock option grants that are eligible for exchange, assuming a $14 exercise price for new stock options and applying the exchange ratios under the Exchange Program Original Grant Date Original Exercise Price Cross-Over Stock Price 11/19/07 $22.87 $31.65 11/16/04 $27.32 $33.40 11/16/05 $30.42 $36.88 11/20/06 $36.75 $43.36 Subject to the assumptions and qualifications on Slide 13, Starbucks stock price would have to reach $31.65 or greater in order for any of the original annual awards to provide higher potential gains
Speaker Notes
So as you can see, if we assume a new stock option exercise price of $14.00 per share, Starbucks stock price would need to reach $31.65 or greater in order for any of the original annual awards to provide higher potential gains for the partner than a new stock option grant under the Exchange Program.
If Starbucks stock price is lower than $14.00 per share on June 1, 2009 then the cross-over stock price would be greater than $31.65 for the November 19, 2007 grant. Similarly if Starbucks stock price is higher than $14.00 per share on June 1, 2009 then the cross-over stock price would be less than $31.65 for the November 19, 2007 grant.

Certain Terms and Conditions of the New Stock Option Grants Date of Grant: expected to be June 1, 2009 Exercise Price: closing price of Starbucks stock on grant date Two-year Vesting Period: 50% after Year 1 (e.g., June 1, 2010) 50% after Year 2 (e.g., June 1, 2011) Expiration Date: 7-year term instead of standard 10-year term
Speaker Notes
If you choose to participate in the Exchange Program the terms and conditions of your new stock option grants will have some key differences from the terms and conditions of your eligible stock option grants.
•	The grant date for new stock options is expected to be June 1, 2009.
•	The exercise price for the new stock options will be the closing price of Starbucks stock on the grant date.
•	The new options will be subject to a two-year vesting period, even if all or a portion of the surrendered eligible stock options were already vested. Under this vesting schedule, 50% of the new stock options will vest on the first anniversary of the new grant date and the remaining 50% will vest on the second anniversary of the new grant date so long as you remain employed during that period.
•	Unlike other stock options granted by Starbucks, which generally expire after ten years, the new stock options will have a term of seven years from the new stock option grant date. Seven years is the average time remaining on the original stock options eligible for the Exchange Program.
{The new stock options will be subject to the terms and conditions of the Starbucks 2005 Long-Term Equity Incentive Plan and any applicable sub-plans adopted under the 2005 Plan. If your Eligible Stock Option Grant is governed by a country specific sub-plan, you will want to make sure you understand what those different terms are.}

Certain Terms and Conditions of the New Stock Option Grant Vesting Schedule Comparison The chart below compares the current vesting schedule with the new vesting schedule and assumes the new stock option grant date will be June 1, 2009 and all options will fully vest: Eligible Stock Options Eligible Stock Options Eligible Stock Options New Stock Options New Stock Options Grant Date Percent Vested as of May 1, 2009 Final Vesting Date (100% vested) First Vesting Date (50% vested) Final Vesting Date (100% vested) Nov. 16, 2004 100% Oct. 1, 2008 June 1, 2010 June 1, 2011 Nov. 16, 2005 75% Oct. 1, 2009 June 1, 2010 June 1, 2011 Nov. 20, 2006 50% Nov. 20, 2010 June 1, 2010 June 1, 2011 Nov. 19, 2007 25% Nov. 19, 2011 June 1, 2010 June 1, 2011
Speaker Notes
This chart compares the current vesting schedule with the new vesting schedule. If you have an eligible stock option grant dated November 16, 2004, this grant is currently 100% vested. It became fully vested on October 1, 2008. If you elect to participate in this program and choose to surrender this outstanding stock option grant, you will have a new two-year vesting period that will begin on the new stock option grant date, expected to be June 1, 2009. The first 50% of your new stock option grant will vest on the first anniversary of the grant date and the remaining 50% will vest on the second anniversary.

How to Participate Processing your Elections We believe the easiest way for most partners to participate is on the Stock Option Exchange Program Website; this is also the lowest cost method (costs paid for by Starbucks) https://www.corp-action.net/starbucks Submit, Change and Withdraw You may also participate by completing the appropriate form located in your packet: Election Form: to make elections Notice of Withdrawal Form: to change a previous election to surrender eligible options for exchange Your final elections must be received by BNY Mellon prior to the Exchange Program deadline of 5:00 p.m. Pacific, May 29, 2009 Your final elections received as of the Exchange Program deadline will supersede any previous elections
Speaker Notes
Starbucks has engaged BNY Mellon to process the stock option exchange elections for our partners. If you are an eligible partner and you wish to participate in this voluntary Exchange Program, you must notify BNY Mellon of your election to exchange such stock options before the Exchange Program expires.
We believe the easiest way for most partners to participate is on the Stock Option Exchange Program Website, at https://www.corp-action.net/starbucks. This is also the most cost-effective method for Starbucks. You can log in to the website by using the Personal Identification Number (“PIN”), which is provided on the first page of the cover letter that is included in your personalized Exchange Offer packet.
If you do not have access to the internet or prefer paper forms, you can also participate by completing the Election Form which is included in the Exchange Offer packet.
If you need a new Election Form or Notice of Withdrawal Form, call BNY Mellon to request a new form. If you change your mind, you may change your election by either going back online or completing a Notice of Withdrawal Form as long as the new elections are received at BNY Mellon by the Exchange Program deadline which is 5:00 p.m. Pacific on May 29, 2009.
To ensure that your election changes are made on time, we recommend that you make your changes online at the Stock Option Exchange Program Website.
Your final elections received as of the Exchange Program deadline will supersede any previous elections.

How to Participate Requirements You are required to elect either "Exchange" or "Do Not Exchange" for each eligible stock option grant (both online or paper form) An incomplete paper form will be returned to you to correct and re-submit Your elections must be received by BNY Mellon prior to the Exchange Program deadline of 5:00 p.m. Pacific, May 29, 2009 Do NOT send your election to Starbucks or Fidelity The easiest way to make your elections is on the Stock Option Exchange Program Website https://www.corp-action.net/starbucks
Speaker Notes
If you decide to participate you are required to elect either “Exchange” or “Do Not Exchange” for each stock option. The website will not allow you to submit your election if you have not made a selection for each eligible grant.
If you decide not to participate, there is no action required. In other words, you do not need to log into the website and select “Do Not Exchange” for each stock option listed.
If you do not have access to the internet or you prefer to use a paper Election Form, you will also be required to elect either “Exchange” or “Do Not Exchange” for each stock option grant. If you return an incomplete paper form (for example, the elections are not marked or a signature is missing) your paper form will be returned to you to correct the information and re-submit.
Your Election Form and/or Notice of Withdrawal Form (or returned Election Form) must be received by BNY Mellon prior to the Exchange Program deadline which is 5 p.m. Pacific, May 29, 2009. If you miss this deadline, you will not be able to participate in the Exchange Program. The final election received as of the Exchange Program deadline will supersede all previous elections.
By using the internet, you can ensure that you are using the fastest and most secure way to submit your elections and ensure they are received by the deadline.
Lastly, do not send your election to Starbucks or Fidelity. Your elections must be sent to BNY Mellon.

How to Participate Electing Not to Participate This Exchange Program will have no effect on eligible outstanding stock options that you choose not to surrender; no changes will be made to the terms and conditions of the eligible outstanding stock options you continue to hold This is a voluntarily, one-time opportunity so please review the materials carefully before making a decision. Starbucks cannot advise you whether to participate. The decision is yours
Speaker Notes
This is a voluntarily, one-time opportunity so please review the materials carefully before making a decision.
If you choose not to participate in the program, the Exchange Program will have no effect on your eligible outstanding stock options. Your eligible stock options will still hold the same terms and conditions that are set forth in your eligible stock option grant agreements.

Taxation The tax effects of participating in the Exchange Program vary depending on where you are working and/or living We encourage all eligible partners to consult with their own tax advisors with respect to the federal, state, and local tax consequences of participating in the Exchange Program
Speaker Notes
Where you are working and/or living at the time of the Exchange Program will impact your tax situation if you elect to participate.
We encourage all eligible partners to consult with their own tax advisors with respect to the federal, state, and local tax consequences of participating in the Exchange Program.

Taxation Partners in the United States, Canada, Chile, Costa Rica, Germany, Hong Kong, Ireland, Japan, Puerto Rico, Singapore, Switzerland and Thailand....... Will likely not be subject to tax as a result of the exchange of eligible stock options for new stock options Will not be subject to tax when the new stock options are granted Please refer to the Guide To Issues located in the Offer to Exchange document for country-specific information on your responsibilities to report and pay any taxes resulting from the exercise of the new stock options
Speaker Notes
For our partners in the U.S., Canada, Chile, Costa Rica, Germany, Hong Kong, Ireland, Japan, Puerto Rico, Singapore, Switzerland and Thailand, generally the Exchange Program will not trigger a taxable event.
The exchange of eligible stock options for new stock options will not likely be subject to tax. The grant of new stock options is not considered to be taxable in these countries.
We encourage all eligible partners who are considering exchanging their stock options to consult with their own tax advisors with respect to federal, state, and local tax consequences of participating in the Exchange Program. Please refer to the Guide To Issues section of the Offer to Exchange document for country-specific information on your responsibilities to report and pay any taxes resulting from the exercise of the new stock options and the sale of shares.

Steps to Prepare Read the Exchange Program information and Supplemental FAQ, mailed on May 1, 2009 Locate your PIN (provided on first page of cover letter that is included in your Exchange Offer packet) Log into the Stock Option Exchange Program Website via https://www.corp-action.net/starbucks and make your elections or complete, sign and mail in the Election Form All elections (online or paper form) must be received by the deadline: 5:00 p.m. Pacific, May 29, 2009 If you choose NOT to participate, you do not need to do anything
Speaker Notes
Let’s recap the steps you need to take if you would like to participate in the Exchange Program.
1.	We recommend that you read the Exchange Program information and Supplemental FAQ included in your Exchange Offer packet, which was mailed on May 1, 2009
2.	You will need your Personal Identification Number (or “PIN”) located on the top right hand side of the cover letter.
3.	Log into the Stock Option Exchange Program Website and make your elections. Remember this is the most cost effective and secure way to make you elections.
4.	All elections, or changes if you modify your elections, must be received by the expiration of the Exchange Program, currently set for 5:00 p.m. Pacific time on May 29, 2009.
5.	If you choose not to participate, you do not need to take any action.

Timeline New Grant Information Program Offered May 1 - May 29, 2009 Exchanged stock options cancelled May 29, 2009 New stock option grant date June 1, 2009 (expected) New stock option grants will be viewable online through your Fidelity account at www.netbenefits.com Week of June 8, 2009 (expected) New stock option grant agreements will be mailed to your work location July 15, 2009 (approximately)
Speaker Notes
Once the Exchange Program expires on May 29, 2009 the new stock option grant date is expected to be the next business day, which is June 1, 2009.
Assuming a June 1, 2009 grant date, you will be able to view your new stock option grant online at www.netbenefits.com the week of June 8, 2009. New stock option grant agreements will be mailed to your work location after July 15, 2009.

Available Resources Contact: BNY Mellon Shareowner Services Customer Service Center Available 24 hours a day,5 days a week (i.e., 12:00 a.m. Monday to 9:00 p.m. Friday, Pacific) at the numbers below: From within North America: 1-866-221-4118 From outside North America (other than Chile): 800-327-61460 From Chile: (201) 680-6875 TDD (U.S. only): 1-800-231-5469 or (201) 680-6610 (6:00 a.m. to 2:00 p.m. daily, Monday - Friday, Pacific)
Speaker Notes
In the U.S. and Canada, Exchange Offer packets were mailed to all eligible partners’ home addresses. In all other countries, packets were sent to your local support centers for distribution. If you did not receive a packet, and believe you are eligible to participate, please contact BNY Mellon to verify your eligibility.
In addition, please contact BNY Mellon if you:
•	need your PIN,
•	need to request another paper Election Form,
•	are having difficulty accessing the Stock Option Exchange Program Website, or
•	have any other questions regarding your election.
As mentioned earlier BNY Mellon is available 24 hours a day, 5 days a week at the numbers located on this slide. For all markets, if you are not able to dial the toll-free line, you may use the collect call number and Starbucks will pay for that call. This number is (201) 680-6875.
We have concluded our presentation at this time. The purpose of this presentation was to provide an overview of how this program works so you can make an informed decision about whether to participate in this voluntary, one-time opportunity.
Thank you for your participation and have a good day.

Questions?
Speaker Notes
{We are now available to take your questions.}

Appendix The following slides include only a high-level summary of certain tax consequences of participating in the Exchange Program. The summary is based on the law in effect in as of February 2009 (or April 2009 for the U.K.). The summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible partners. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new stock options are granted, you exercise the new stock options or when you sell shares acquired at exercise of the new stock options.
Speaker Notes
The following slides include only a high-level summary of certain tax consequences of participating in the Exchange Program. The summary is based on the law in effect in as of February 2009 (or April 2009 for the U.K.). The summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible partners. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new stock options are granted, you exercise the new stock options or when you sell shares acquired at exercise of the new stock options.

Taxation Australia May or may not be subject to tax as a result of exchange of eligible stock options for new stock options depending on whether you made an election to be taxed in the income year of the grant of the eligible stock option (the "Election") Will not be subject to tax when the new stock options are granted unless YOU make an Election to that effect If you do not make an Election you will be taxed in which the earliest of the following occurs: exercise of new stock options your employment with Starbucks ends (exceptions to rule) you dispose of the new stock options (other than by exercising) the new stock options expire (subject to a 10-year limit) Please refer to the Guide To Issues located in the Offer to Exchange Document for country-specific information on your responsibilities to report and pay any taxes resulting from the exercise of the new stock options and the sale of shares
Speaker Notes
Australian partners, the Exchange Program may or may not result in a taxable event depending upon whether or not you made a Election at the time you received the eligible stock options. Partners will not be subject to tax when the new stock options are granted unless they make an Election to that effect.
If a partner chooses not to make an Election they will be taxed in which the earliest of the following occurs:
- exercise of stock options
- your employment with Starbucks ends (exceptions to rule)
- you dispose of the new stock options (other than by exercising)
- The new stock options expire (subject to a 10-year limit)
We encourage all eligible partners who are considering exchanging their stock options to consult with their own tax advisors with respect to federal, state, and local tax consequences of participating in the Exchange Program. Please refer to the Guide To Issues section of the Offer to Exchange document for country-specific information on your responsibilities to report and pay any taxes resulting from the exercise of the new stock options and the sale of shares.

Taxation China Partners will likely not be subject to tax as a result of exchanging eligible stock options for new stock options Will not be subject to tax when the new stock options are granted Will be taxed at exercise of new stock options Partners in China are required to exercise the new stock options using the exercise and sell (cashless) method Please refer to the Guide To Issues located in the Offer to Exchange Document for country-specific information on your responsibilities to report and pay any taxes resulting from the exercise of the new stock options and the sale of shares
Speaker Notes
For our partners in China, you likely will not be subject to tax as a result of exchanging eligible stock options for new stock options. The grant of new stock options is not considered to be taxable in China.
Partners in China will be taxed at exercise of the new stock options or in the event they do not participate in the Exchange Program will be taxed at exercise of the eligible stock options.
Note: Partners in China are required to exercise the new stock options using the exercise and sell (cashless) method.
We encourage all eligible partners who are considering exchanging their stock options to consult with their own tax advisors with respect to federal, state, and local tax consequences of participating in the Exchange Program. Please refer to the Guide To Issues section of the Offer to Exchange document for country-specific information on your responsibilities to report and pay any taxes resulting from the exercise of the new stock options and the sale of shares.

Taxation The Netherlands Starbucks obtained a special "Dutch Tax Ruling" confirming you will not be subject to tax as a result of exchange of eligible stock options for new stock options as long as you provide written confirmation that you agree to the terms of the Dutch Tax Ruling before participating in the program (see Partner Resources) Will not be subject to tax when the new stock options are granted Will be taxed at exercise of new stock options Please refer to the Guide To Issues located in the Offer to Exchange Document for country-specific information on your responsibilities to report and pay any taxes resulting from the exercise of the new stock options and the sale of shares
Speaker Notes
For our partners in The Netherlands, Starbucks has obtained a special “Dutch Tax Ruling” confirming you will not be subject to tax as a result of exchanging of eligible stock options for new stock options as long as you provide written confirmation that you agree to the terms of the Dutch Tax Ruling before participating in the program. Partner Resources has the necessary paperwork that must be completed prior to any eligible partner participating in the Exchange Program and will distribute the paperwork to you directly.
We encourage all eligible partners who are considering exchanging their stock options to consult with their own tax advisors with respect to federal, state, and local tax consequences of participating in the Exchange Program. Please refer to the Guide To Issues section of the Offer to Exchange document for country-specific information on your responsibilities to report and pay any taxes resulting from the exercise of the new stock options and the sale of shares.

Taxation United Kingdom Please refer to the Guide To Issues located in the Offer to Exchange Document for country-specific information on your responsibilities to report and pay any taxes resulting from the exercise of the new stock options and the sale of shares All new stock options granted to participating UK partners will be Unapproved
Speaker Notes
All new stock options granted to participating UK partners will be Unapproved.

Taxation United Kingdom - Bean Stock Plan Eligible Stock Options New Stock Options Bean Stock - Rules of the UK Sub-Plan Approved Unapproved Bean Stock - "1991" or "2005" Main Plan Unapproved Unapproved Key Employee Unapproved Unapproved If UK partners choose to participate in the Stock Option Exchange and surrender "Approved" stock options please be aware that the new stock options will be treated as "Unapproved" for tax purposes This means that if you participate and at some time in the future you exercise the new stock options you will have to pay income tax or NIC at the time of exercise Please refer to the Guide To Issues located in the Offer to Exchange Document for country-specific information on your responsibilities to report and pay any taxes resulting from the exercise of the new stock options and the sale of shares
Speaker Notes
For participating eligible UK partners with Bean Stock granted through the “Approved” Rule of the UK Sub-Plan, if you decide to participate and Exchange “Approved” stock options your new stock options will be “Unapproved” and you will not be eligible for tax relief at the time of exercise.
Partners who decide not to participate and continue to hold Approved stock options granted through the UK Sub-Plan can still receive tax relief, assuming they meet the Approved plan requirements.
We encourage all eligible partners who are considering exchanging their stock options to consult with their own tax advisors with respect to federal, state, and local tax consequences of participating in the Exchange Program. Please refer to the Guide To Issues section of the Offer to Exchange document for country-specific information on your responsibilities to report and pay any taxes resulting from the exercise of the new stock options and the sale of shares.

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